Exhibit 16.1

March 22, 2019

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by StarTek, Inc. and are in agreement with the statements contained in Item 4.01(b) therein, which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K of StarTek, Inc. dated March 22, 2019. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/Plante & Moran, PLLC
Denver, Colorado